SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                            SCHEDULE 13G


              Under the Securities Exchange Act of 1934


                    CSB Financial Group, Inc.
            	          (Name of Issuer)

                      	Common Stock
	           (Title of Class of Securities)

                    	  126289107
                	  (CUSIP Number)

                   September 30, 1998
	(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for purpose of Section 18 of the Securities and Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1)	Name of Reporting Person:  Michael J. Donnewald

 	S.S. or I.R.S. Identification Nos. of Above Person:
 		###-##-####

2) 	Check the Appropriate Box if a Member of a Group

	(a)
	(b) XXX

3) 	SEC USE ONLY

4) 	Citizenship or Place of Organization

 	Illinois

NUMBER OF SHARES BENEFICIALLY OWNED BY REPORTING PERSON

5) 	Sole Voting Power	40,948

6) 	Shared Voting Power	-0-

7) 	Sole Dispositive Power	40,948

8) 	Shared Dispositive Power -0-

9) 	Aggregate Amount Beneficially Owned By Reporting Person

	40,948

10) 	Check Box If The Amount In Row (9) Excludes Certain Shares
	[ ]

11) 	Percent of Class Represented By Amount in Row 9

	5.58%

12) 	Type of Reporting Person
	IN

		SECURITIES AND EXCHANGE COMMISSION
			Washington, D.C. 20549
		___________________________________

		SCHEDULE 13 G UNDER THE SECURITIES
			EXCHANGE ACT OF 1934

		___________________________________

Item 1.	(a). 	Name of Issuer:  CSB Financial Group, Inc.

	(b).	Address of Issuer's Principal Executive Offices:

		200 South Poplar Street
		Centralia, Illinois 62801


Item 2. (a).	Name of Person Filing:

		Michael J. Donnewald

	(b).	Address of Person Filing:

		21906 Jo Ann Lane
		Carlyle, Illinois 62231

Item 2.	(c).	Citizenship:  Illinois

	(d).	Title of Class of Securities:  Common Stock

Item 3. 	If this statement is filed pursuant to section 240.13d-1(b)
		or 240 240.13d-2(b) or (c), check whether the the person filing is a:

		(a)	[ ] Broker or Dealer registered under Section 15
			of the Act (15 U.S.C. 78o).
		(b)	[ ] Bank as defined in section 3(a)(6) of the Act
			(15 U.S.C. 78c).
		(c)	[ ] Insurance Company as defined in section 3(a)(19)
			of the Act (15 U.S.C. 78c).
		(d)	[ ] Investment Company registered under section 8 of
			the Investment Company Act of 1940 (15 U.S.C. 80a-8).
		(e)	[ ] An Investment Adviser in accordance with section
			240.13d-1(b)(1)(ii)(E).
		(f)	[ ] An employee benefit plan or endowment fund in
			accordance with section 240.13d-1(b)(1)(ii)(F).
		(g)	[ ] A parent holding company or control person in
			accordance with sec.240.13d-1(b)(1)(ii)(G).
		(h)	[ ] A savings associations as defined in Section 3(b)
			of the Federal Deposit Insurance Act (12 U.S.C. 1813).
		(i)	[ ] A church plan that is excluded from the definition
			of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).
		(j)	[ ] Group, in accordance with Sec. 240.13.d-1
			(b)(1)(ii)(J)

		If this statement is filed pursuant to section 240.13d-1(c), check this box [X].


Item 4. 	Ownership.

		(a)	Amount Beneficially Owned	40,948

		(b)	Percent of Class		5.58%

		(c)	Number of Shares as to which such person has:

			(i)	sole power to vote or to direct the vote
				40,948

			(ii)	shared power to vote or direct to vote
				-0-

			(iii)	sole power to dispose or to direct the
				disposition of
				40,948

			(iv)	shared power to dispose or to direct the
				disposition of
				-0-

Item 5. 	Ownership of Five Percent or Less of a Class: Not Applicable.


Item 6.		Ownership of More Than Five Percent on Behalf of Another
		Person: Not Applicable.

Item 7. 	Identification and Classification of Subsidiaries which
		Acquired the Security Being Reported on by the Parent Holding Company: Not Applicable.

Item 8.		Identification and Classification of Members of the Group:

		Not Applicable

Item 9.		Notice of Dissolution of Group:  Not Appliable

Item 10.	Certification:

	By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are
	not held for the purpose of or with the effect of changing or
	influencing the control	of the issuer of the securities and were not
	acquired and are not held in connection	with or as a participant in any
	transaction having that purpose or effect.

	Signature: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


				December 9, 1998





				By: /s/ Michael J. Donnewald
				    ________________________
				   Michael J. Donnewald